Exhibit 99.1

Molina Healthcare to Acquire Affinity Health Plan

Represents Excellent Fit with Existing Portfolio

Immediately Accretive to Adjusted Earnings Per Share

Maintains Stability for New York State Partner

LONG BEACH, Calif.--(BUSINESS WIRE)--September 29, 2020--Molina Healthcare, Inc. (NYSE: MOH) (“Molina”) announced today that it has entered into a definitive agreement to acquire substantially all of the assets of Affinity Health Plan (“Affinity”). The purchase price for the transaction is approximately $380 million, net of expected tax benefits and inclusive of an amount representing Molina’s target allocation of required regulatory capital. Molina intends to fund the purchase with cash on hand.

Affinity is a Medicaid managed care organization serving members in New York City, Westchester, Orange, Nassau, Suffolk, and Rockland counties in New York. It has a 35 year history of supporting Medicaid managed care populations and has long demonstrated a deep commitment to the communities it serves. As of August 31, 2020, Affinity served approximately 284,000 Medicaid members. Affinity’s premium revenue for the trailing twelve months ended July 31, 2020, was approximately $1.3 billion.

“The addition of Affinity is yet another important marker in activating our growth strategy, and is a perfect product line and geographic fit. We believe Molina’s strengths, including its strong balance sheet and demonstrated operating capabilities, will allow us to strengthen the financial base of Affinity and improve the business’s cost structure and operating margins,” said Joe Zubretsky, president and chief executive officer of Molina.

Mr. Zubretsky continued, “The acquisition of Affinity provides us with a stable base of membership and revenue and will deepen Molina’s service offerings in New York, allowing us to meet the needs of hundreds of thousands of additional Medicaid members. The transaction provides added stability to Affinity’s Medicaid members and its state partner during this critical time.”

The net purchase price of approximately $380 million represents less than 30% of premium revenues for the twelve months ended July 31, 2020, and the transaction is expected to be immediately accretive to adjusted earnings per share. The transaction is subject to receipt of applicable federal and state regulatory approvals, and satisfaction of other customary closing conditions. It is expected to close in the second quarter of 2021.

Advisors

Deutsche Bank Securities Inc. acted as financial advisor, and Milbank LLP, Ropes & Gray LLP, and Latham & Watkins LLP served as legal advisors to Molina.

About Molina Healthcare

Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through its locally operated health plans, Molina Healthcare served approximately 3.6 million members as of June 30, 2020. For more information about Molina Healthcare, please visit molinahealthcare.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements” regarding the proposed acquisition by Molina of certain assets of Affinity Health Plan. All forward-looking statements are based on current expectations that are subject to numerous risk factors that could cause actual results to differ materially. Such risk factors include, without limitation, risks related to the following:

(i)	the possibility that the proposed transaction will not be completed on a timely basis or at all;
(ii)

the risk that regulatory or other approvals required for the proposed transaction may be delayed or not obtained, or are obtained subject to conditions that are not anticipated that could have an adverse effect on Molina;

(iii)

the exertion of management’s time and resources, and other expenses incurred and business changes required, in connection with complying with the undertakings in connection with any regulatory, governmental, or third-party consents or approvals for the proposed transaction;

(iv)

the disruption from the announcement, pendency, and/or completion of the proposed transaction, including potential adverse reactions or changes to business relationships with customers, employees, suppliers, or regulators, making it more difficult to maintain business and operational relationships;

(v)	the possible attrition in Affinity’s membership pending the completion of and following the closing of the proposed transaction;
(vi)	the risk that Molina is unable to successfully retain or integrate the employees and operations of Affinity;
(vii)	the risk that, following the closing of the proposed transaction, the combined company may not be able to effectively manage its expanded operations;
(viii)	the possibility that the expected synergies and value creation from the proposed transaction will not be realized, or will not be realized to the extent expected or within the expected time period;
(ix)

the risk that unexpected costs will be incurred in connection with the completion and/or integration of the proposed transaction or that the integration of the acquired assets will be more difficult or time consuming than expected;

(x)	the difficulty of maintaining provider relations and managing potential medical cost increases resulting from unfavorable changes in contracting or re-contracting with providers; and
(xi)

the uncertainty around the duration and breadth of the COVID-19 pandemic, and the ultimate impact thereof on the benefits Molina expects to realize from the proposed transaction, which impact Molina cannot reasonably estimate at this time.

Additional information regarding the risk factors to which Molina is subject is provided in greater detail in its periodic reports and filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. These reports can be accessed under the investor relations tab of Molina’s website or on the SEC’s website at sec.gov. Given these risks and uncertainties, Molina cannot give assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by its forward-looking statements will in fact occur, and Molina cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent Molina’s judgment as of the date hereof, and it disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in its expectations that occur after the date of this release. Given these risks and uncertainties, Molina can give no assurances that its forward-looking statements will prove to be accurate, or that any other results or events projected or contemplated by its forward-looking statements will in fact occur, and it cautions investors not to place undue reliance on these statements. All forward-looking statements in this release represent Molina’s judgment as of the date of this press release, and, except as otherwise required by law, Molina disclaims any obligation to update any forward-looking statements to conform the statement to actual results or changes in its expectations.

Contacts

Investor Contact: Julie Trudell, Julie.Trudell@molinahealthcare.com, 562-912-6720
Media Contact: Caroline Zubieta, Caroline.Zubieta@molinahealthcare.com, 562-951-1588